Exhibit G(8)

December 22, 2010

State Street Bank and Trust Company

State Street Financial Center

One Lincoln Street

Boston, MA 02111

Attention: Suzanne Hinkley

1200 Crown Colony Drive

Quincy, MA 02169

Re:	Baron Select Funds (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as Baron Emerging Markets Fund.

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement (the “Master Custodian Agreement”) dated as of March 28, 2007* by and among each registered management investment company party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for Baron Emerging Markets Fund under the terms of the aforementioned contract. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the aforementioned contract. In addition, we are hereby requesting that your bank act as Administrator for Baron Emerging Markets Fund pursuant to the Administration Agreement dated as of April 13, 2007 by and among each registered investment company party thereto and State Street Bank and Trust Company. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the aforementioned contract.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

*	The parties hereto agree that the date of the Master Custodian Agreement is March 28, 2007. Any prior references to a date of April 13, 2007 in connection with the Master Custodian Agreement (which references include, but are not limited to, references to such date in the forms of the Master Custodian Agreement and Additional Series Letters dated June 11, 2008, October 28, 2008 and October 27, 2009 previously filed with the Securities and Exchange Commission) are mere scriveners error.

Sincerely,

Baron Select Funds on behalf of: Baron Emerging Markets Fund

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President, Duly Authorized

Effective Date: December 22, 2010